Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TuanChe Limited on Amendment No.4 to Form F-3 (File No. 333-264942) of our report dated April 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TuanChe Limited as of December 31, 2020 and 2021 and for the years ended December 31, 2019, 2020 and 2021 appearing in the Annual Report on Form 20-F of TuanChe Limited for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

August 16, 2022